Exhibit 10.5

AIBC International Corp.(SR)
2103 Coral Way, Suite 202
Coral Gables, FL 33145
(305) 856-4228

May 6, 2010

Minera Licancabur S.A.
La Pastora No 121, Officina 201
Las Condes, Santiago+
Chile

Attention: Jorge Osvaldo Orellana Orellana

Dear Mr. Orellana:

Re:      BINDING STANDBY CREDIT FACILITY

Subject to acceptance of, and fulfillment of the terms, conditions, and preconditions contained herein, AIBC International Corp.(SR) (the "Lender") offers this binding standby credit facility (the "Facility") to Minera Licancabur S.A. (the "Borrower") on the terms specified below.

1.	The Lender's obligations under this Facility are subject to the following conditions:

(a)	Completion on or prior to May 31, 2010 of a private placement (the "Equity Financing") by the Borrower resulting in gross proceeds raised of a minimum of $5,845,000 in US funds.

(b)

Completion of a business combination (the “Reverse Merger”) between the Borrower and a U.S. public reporting company (“PubCo”) whose securities are quoted on the over-the- counter bulletin board (“OTCBB”) or on a recognized North American national securities exchange (an “Exchange,” and together with the OTCBB, a “Recognized Market”) on or before May 31, 2010.

(c)	All of the representations and warranties of the Borrower hereunder shall be true and correct as of the date hereof.

(d)

The Lender shall be satisfied that any debt outstanding to the Lender, and any security granted in connection therewith, ranks in priority to any amount owing or outstanding or any security granted to any other person, corporation, trust, partnership or other entity.

(e)	The Lender shall have received such customary legal opinions from counsel as to the validity and enforceability of the obligations created hereunder.

(f)

The Lender shall have received audited financial statements or such other documentation as the Lender may deem necessary in its sole discretion, indicating that the 75% of the free cash flow from the operations of the Borrower will be sufficient to enable the Borrower to make all payments agreed to in repayment of any Advance, and that there are sufficient assets available with current provable values to collateralize the amount of any Advance (including any other Advances then outstanding).

(g)

The Lender, the Borrower and PubCo shall enter into a loan agreement reflecting the terms and conditions set forth herein, and such subsidiary and parent guarantees of the obligations of the Lender as the Lender may require, all of which documentation shall be in form and substance reasonably satisfactory to Lender and to its counsel, to the Borrower and PubCo (collectively, the "Loan Documents"). The Loan Documents will be consistent with this letter agreement and will provide for customary events of default and remedies thereupon.

2.

The Facility is for a maximum amount of $3,000,000 in U.S. Dollar funds, and is available as a stand by facility for a term of one year from the date hereof, after which time it will expire; provided, however, that if the Borrower has requested an advance from the Lender hereunder (an “Advance”) during such term then the Lender shall remain obligated, subject to the terms hereof, to provide such Advance even though the provision of such Advance may occur after such term.

3.

Upon the closing of the Equity Financing, the Lender shall have earned its set up fee, payable in the form of: (i) 75,000 shares of common stock (the "Shares") of PubCo, which shares are to be issued concurrently with the Equity Financing; and (ii) one year common stock purchase warrants (the "Warrants") having an exercise price equal to the price per share of common stock paid by investors in the Equity Financing and therefore exercisable for 360,000 shares of PubCo (subject to equitable adjustment for stock splits, combinations, recapitalizations and the like), which Warrants are to be issued concurrently with the Equity Financing, in form satisfactory to the Lender. The Shares and Warrants will be Shares and Warrants of the Borrower’s then parent, PubCo. The Warrants shall contain a provision for “cashless exercise” and shall be effective for a period of one (1) year from the date of issuance.

4.

Any Advance shall be subject to the following fees and interest, and for greater certainty, fees will be paid to the Lender on the making of any Advance, and may, at the Lender's option be withheld therefrom, and interest shall be calculated and compounded monthly:

Funds advanced	Lender's fee	Securities of PubCo to be issued (collectively with
the shares and the warrants the "Securities")

First $1,000,000	8% of Advance	8% one year common stock purchase warrant priced at the 10-day moving average trading price of the underlying securities.

Second $1,000,000	12% of Advance	12% one year common stock purchase warrant priced at the 10-day moving average trading price of the underlying securities.

Third $1,000,000	18% of Advance	18% one year common stock purchase warrant priced at the 10-day moving average trading price of the underlying securities.

5.

The funds advanced under the Facility may be used solely for the purpose of operating the existing business of the Borrower and any related businesses of the Borrower or PubCo or for general working capital purposes of Borrower or PubCo.

6.

If the Borrower wishes to receive an Advance from the Lender, it shall give the Lender a minimum of ninety (90) days' notice, and the Lender shall, subject to Sections 1, on the first business day after the ninetieth (90th) day of such written notice provide an Advance in United States Dollars and in immediately available funds to an account designated by the Borrower.

7.	The Borrower represents and warrants that:

(a)

Formation, Organization and Power: It is a corporation duly incorporated, continued, amalgamated or formed, as the case may be, and validly subsisting under the laws of the jurisdiction of its incorporation, formation amalgamation or continuance, as the case may be, is duly registered and qualified to carry on business in all jurisdictions where the character of the properties owned by it or the nature of the business transacted by it makes such registration or qualification necessary and has the full corporate power and capacity to own, lease or hold its properties and assets and conduct its business as presently conducted.

(b)

Authority: The execution, delivery and performance by it of this Letter Agreement and the issuance of the Securities has been duly authorized by all necessary corporate power, are within its corporate power and capacity and, will not violate any provision of law or of its articles of incorporation, by-laws unanimous shareholder's agreement or other agreement, indenture, instrument or document governing its affairs, and will not result in the breach of or constitute a default or require any consent under, any indenture or other agreement or instrument to which it is a party or by which it or its property may be bound or affected; and the execution, delivery and performance by such it of this Letter Agreement does not require any license, consent or approval of or advance notice to or advance filing with any governmental agency or regulatory authority.

(c)

Litigation: There are no suits or proceedings (including proceedings by or before any arbitrator, government commission, board, bureau or other administrative agency) pending or threatened against or affecting the Borrower.

(d)

Compliance with Laws and Contracts: It is in compliance with all federal, provincial, state and local laws, statutes and regulations and all contracts, agreements and employee benefit plans applicable to it.

(e)

Environmental Matters: It has obtained all permits, licenses and other authorizations which are required for its operations, business or assets under all applicable environmental laws and each is in material compliance with all environmental laws and all terms and conditions of all such permits, licenses and authorizations.

(f)	Environmental Condition of Property: The real property, mining leases charters and other mining interests and all other properties and assets of the Borrower:

(i)	are not the subject of any outstanding orders from a government agency or otherwise alleging violation of any Environmental Laws; and

(ii)	to the knowledge of the Borrower after due inquiry, no Contaminants have been Released at, on or under any Real Property.

(g)

Environmental Claims: There is no claim, action, prosecution or other proceeding of any kind pending or threatened against the real property, or the Borrower, or any of their respective assets or properties before any court or administrative agency which: (i) relates to any non-compliance with any environmental law; or (ii) relates to any release from its lands of a contaminant into the natural environment; or (iii) if adversely determined, might have a material adverse effect upon the financial condition or operations, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Lender.

(h)

Title to Assets: The Borrower has good, valid and marketable title to all of its assets and properties, as such assets and properties, are not subject to any security interests, liens, encumbrances and other interests of third parties.

(i)

Taxes: The Borrower has filed all income tax returns which were required to be filed by it, has paid or made provision for payment of all taxes (including interest and penalties) which are due and payable by it, and the Borrower has provided adequate reserves for the payment of any tax, the payment of which is being contested by it, and all applicable property taxes for the real property, mining commissions, leases and other mining interests which are due and payable, have been paid as at the date hereof.

(j)	Security Interests: Other than the Permitted Encumbrances, the Borrower has not granted to any third party, nor is it aware of any Security Interests held against it by any third party.

(k)

True and Complete Disclosure: The information, reports, financial statements, exhibits, disclosure letters and schedules and verbal information furnished to the Lender in connection with the negotiation, preparation or delivery of this Letter Agreement when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

(l)

Issuance of the Securities: The issuance of the Securities as contemplated hereunder does not breach any applicable securities law, regulation violation order or other applicable legislation to which the Borrower is subject. Each of the Securities, when issued shall be duly and validly created and, issued as fully paid and non-assessable.

8.	The Lender shall be entitled to terminate the availability of the Facility if any of the following occur:

(a)

The Borrower breaches any representation or warranty given under this Letter Agreement and the same is not cured within thirty (30) days following written notice of such breach and a description thereof by the Lender.

(b)

The Borrower fails to perform any covenant under this Letter Agreement and the same is not cured within thirty (30) days following written notice of such breach and a description thereof by the Lender.

(c)

There occurs in relation to the assets property, business or corporate capacity of the Borrower or PubCo, any material adverse change that, in the reasonable opinion of the Lender impairs the ability of the Borrower or PubCo to repay any Advance or fulfill its obligations under this Letter Agreement.

(d)	The Borrower or PubCo is sanctioned by any securities or regulatory authority or noted as a reporting issuer in default under any applicable securities legislation.

(e)

Any securities or stock exchange regulatory authority or other tribunal, court or other entity determines that the Securities cannot be issued, are void or subject to escrow or any other impairment on the Lender's ability to freely trade the Securities.

9.

The Lender represents and warrants to the Borrower that (A) the Lender has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Letter Agreement, (B) this Letter Agreement constitutes the valid and binding obligation of the Lender enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’

10.

rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (C) this Letter Agreement does not conflict with any of the Lender’s constituent instruments or any material agreement to which the Lender is a party, and (D) the Lender has sufficient capital to satisfy its obligations under this Letter Agreement. The Lender covenants and agrees that during the term of this Letter Agreement it will at all times maintain sufficient capital so that it can satisfy its obligations under this Letter Agreement to make Advances hereunder.

11.	This Letter Agreement shall be governed by the laws of the State of New York and the parties irrevocably submit to the exclusive jurisdiction of the courts of the State of New York.

12.

To the extent that any term provision or paragraph of this Letter Agreement is deemed unenforceable due to the operation of any statute, the common law, or the principles of equity, such term, provision or paragraph shall be severed from this Letter Agreement and the remainder of this Letter Agreement shall continue to be in full force and effect as if the severed term provision or paragraph had never been included herein.

13.	The Borrower shall not be entitled to assign any of its rights under this Letter Agreement, except that it may assign its rights hereunder to PubCo.

14.	The provision of paragraph 3 and 10 through 14 shall survive termination or expiry of this Letter Agreement.

15.

The Borrower agrees to indemnify and hold harmless the Lender, its successors, assigns, directors, officers, employees and agents (each, an "Indemnitee") against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments and any and all costs and expenses (including attorneys’ fees, disbursements and other charges) of whatsoever kind and nature imposed on, asserted against or incurred or suffered by any of the Indemnitees in any way relating to, or arising out of, or by reason of any investigation, litigation, or other proceedings including, for greater certainty, any foreign court, tribunal, governmental authority or other body (including any threatened investigation, litigation or other proceedings) relating to this Letter Agreement, or any agreement or proceeding resulting herefrom or therefrom.

This Letter Agreement may be accepted by the Borrower by signing, dating and returning to the Lender by 5 p.m. May 11, 2010, the enclosed copy of this letter. Failing such acceptance, this offer shall be of no further force or effect.

Yours very truly,

AIBC International Corp.(SR)

By: /s/ William R. Burdette
       William R. Burdette, President

Agreed to and accepted this 11th day of May, 2010.

Minera Licancabur, S.A.

By: /s/ Jorge Osvaldo Orellana Orellana
       Jorge Osvaldo Orellana Orellana, President